REM Consulting
N 15607 Timberwood Court
Spokane, Wa 99208

CONSENT OF GEOLOGICAL ENGINEER

I hereby consent to the inclusion and reference of statements made by me regarding the Poland China Mine Area Project leased by NABO Inc. in the Form SB-2 Registration Statement, to be filed by NABO Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my report for the Poland China Mine Area Project, Myers Creek Mining District, Okanogan County, Washington by NABO Inc. included in the Form SB-2 and agree to being named as an expert in the Form SB-2.

Dated in Spokane, Washington: June 13, 2006

R.E. Miller

R.E. Miller